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                                                                     EXHIBIT 3.4

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                               State of Delaware

                    Office of the Secretary of State PAGE 1

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         I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO
HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "LEADING EDGE PACKAGING, INC." FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JANUARY, A.D. 1999, AT 9 O'CLOCK A.M.






                                   [SEAL]    Edward J. Freel
                                             -----------------------------------
                                             Edward J. Freel, Secretary of State

2571632   8100                               AUTHENTICATION: 9792238
9912285575                                             DATE: 06-08-99

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                          CERTIFICATE OF DESIGNATIONS

                                       OF

           1,000,000 SHARES OF SERIES A 8% REDEEMABLE PREFERRED STOCK
            500,000 SHARES OF SERIES B 8% REDEEMABLE PREFERRED STOCK 500,000 SHARES OF SERIES C 8% REDEEMABLE PREFERRED STOCK

         LEADING EDGE PACKAGING, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Company"), hereby certifies that the following resolution was adopted by the board of directors of the Company as required by Section 151 of the General Corporation Law at a meeting duly called and held on December 7, 1998:

         RESOLVED, that, pursuant to the authority granted to and vested in the board of directors of the Company in accordance with the provisions of the Company's Certificate of Incorporation, as amended, the board of directors hereby creates three series of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

         1. Designation and Amount. The shares of Preferred Stock shall be designated in the following series and number of shares constituting each series:

         (i)   1,000,000 shares of Series A 8% Redeemable Preferred Stock;

         (ii)  500,000 shares of Series B 8% Redeemable Preferred Stock; and

         (iii) 500,000 shares of Series C 8% Redeemable Preferred Stock.

            All shares of each series shall be identical with the other shares in the same series in all respects.

         2. Voting Rights. Each holder of Series A Preferred Stock shall be entitled to cast ten votes for each share of Series A Preferred Stock held by such holder at any meeting of stockholders of the Company or in taking action by written consent of the stockholders in accordance with the Company's Amended and Restated By-laws or the Delaware General Corporation Law.

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            Each holder of Series B Preferred Stock shall be entitled to cast five votes for each share of Series B Preferred Stock held by such holder at any meeting of stockholders of the Company or in taking action by written consent of the stockholders in accordance with the Company's Amended and Restated By-laws or the Delaware General Corporation Law.

            Each holder of Series C Preferred Stock shall be entitled to cast three votes for each share of Series C Preferred Stock held by such holder at any meeting of stockholders of the Company or in taking action by written consent of the stockholders in accordance with the Company's Amended and Restated By-laws or the Delaware General Corporation Law.

            Holders of the Preferred Stock, voting separately as a class, will be entitled to elect two directors to the board of directors at any meeting of stockholders of the Company or in any written consent in which directors are to be elected.

            So long as any Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of all outstanding shares of Series A Preferred Stock, voting separately as a class, (i) amend, alter or repeal any provision of the Certificate of Incorporation (including this Certificate of Designations), as amended, or the Amended and Restated By-laws of the Company, (ii) authorize, or increase the authorized amount of, any additional class or series of stock, or issue any shares of stock, or (iii) effect any reclassification of the Series A Preferred Stock.

         3. Dividend Rights. The holders of Preferred Stock shall be entitled to receive when, as and if delcared by the board of directors, out of funds legally available for the payment of dividends, cumulative dividends in the amount per share of eight percent (8%) of the original issue price of $1.75 per share. Dividends, if any, shall be payable annually, within thirty (30) days of the end of the twelve (12) month period commencing on January 15, 1999 and within 30 days of each twelve
         (12) month period thereafter. Dividends will accrue and be cumulative from January 15, 1999 and will be payable, to holders of record as they appear on the stock books of the Company as of January 15 of each such year. The board of directors may authorize the payment of dividends in cash or in-kind, by the issuance of additional shares of Preferred Stock, to the extent such shares are available for issuance, to the holders of Preferred Stock in the same series as the

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         shares on which the dividend is delcared. If, for any twelve (12)
         month period, the board of directors authorizes payment of a dividend in-kind, the Company shall issue additional shares of Preferred Stock, in the appropriate series, to each holder thereof in an amount equal to 8% of the number of share held by such holder. The amount of dividends payable for any period shorter than a full dividend period will be pro rated on the basis of a 350-day year. No interest will be payable in respect of any dividend payment on the Preferred Stock which may be in arrears.

         4. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, holders of Preferred Stock are entitled to receive as a liquidation preference an amount per share equal to the sum of (a) the original issue price of $1.75 per share and (b) an amount equal to any accrued and unpaid dividends per share to the payment date, and no more, before any payment or distribution is made to the holders of Series B and Series C or Common Stock (Series B having priority over Series C and Series C having priority over the Common Stock), or any series or class of the Company's stock that ranks junior as to liquidation rights to the Preferred Stock. The holders of Series A Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the Series A Preferred Stock, the holder of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

         5. Redemption Rights. The Company, shall, at the option of any holder of shares of Series A Preferred Stock, at any time and from time to time on or after January 15, 2000, redeem the shares of Preferred Stock held by such holder, in whole on in part, by paying to the holder thereof a price equal to the issue price of $0.75 per share, plus all dividends accrued and unpaid thereon as of the date fixed for redemption.

            Any holder electing to redeem Preferred Stock shall give notice of its election to the Company at its principal place of business. Any such notice shall be sent by facsimile, mail, overnight courier or any other reasonable

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         means, not less than 30 nor more than 90 days prior to the date designated as the date for the redemption. Any non-material defect in such a notice, shall not affect the validity of the redemption.

            On and after the date of redemption specified in the notice, each holder of Preferred Stock to be redeemed shall be entitled to receive for Preferred Stock called for redemption the redemption price of such stock, upon presentation and surrender at the place designated in the notice of the certificate or certificates for Preferred Stock held by the holder, properly endorsed in blank for transfer or accompanies by proper instruments of assignment in blank.

            Unless the Company defaults in the payment of the redemption price:
         (1) from and after the date of redemption specified in the notice (a) all dividends upon Preferred Stock called for redemption shall cease to accrue after the date of redemption, and (b) all rights attached to the Preferred Stock called for redemption shall cease, except for the right to receive the redemption price of the shares on and after the redemption date without interest; and (2) from and after the date of redemption, any redeemed Preferred Stock shall no longer be deemed to be outstanding.

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         IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Company by its President, Chief Financial Officer and Secretary on this 19th day of January, 1999.

                                                  LEADING EDGE PACKAGING, INC.

                                                  By: Casey K. Tjang
                                                      ------------------------
                                                      Casey K. Tjang,
                                                      President, Chief Financial
                                                      Officer and Secretary

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